Exhibit 99(ii)-News Release David H. Gonci Senior Vice President Chief Financial Officer

Vernon, CT – January 28, 2003

ALLIANCE 2002 INCOME UP 16% TO RECORD $3.5 MILLION
WITH 15% RETURN ON EQUITY

SUMMARY

Alliance Bancorp of New England, Inc. (AMEX:ANE), the holding company for Tolland Bank, reported record earnings of $3.5 million in 2002, representing a 16% increase over earnings of $3.0 million in 2001. Earnings per share were $1.26 in 2002, compared to $1.12 in the prior year. Alliance earned a 15% return on shareholders’ equity in 2002, matching the return in the prior year.

For the fourth quarter of 2002, Alliance produced record quarterly earnings totaling $882 thousand ($.32 per share), compared to $507 thousand ($.19 per share) in the fourth quarter of 2001. Results for the prior year included a fourth quarter net securities loss of $435 thousand, compared to a net loss of $31 thousand in the most recent quarter.

Alliance announced a quarterly dividend of 7.5 cents per share, payable on February 25, 2003 to shareholders of record on February 11, 2003. This dividend represents a 10% increase over the same quarter in the previous year. For the year 2002, dividends declared totaled $.286 per share, an increase of 5% over the year 2001.

HIGHLIGHTS

•   Strong loan and deposit growth offset shrinking margins due to low interest rates.

•   Service charges and other income rose by 54%, including insurance/investment services, mortgage banking, deposit services, merchant processing, and electronic banking income.

•   Alliance was one of the 15 highest performing companies among the 218 small public thrifts in the annual performance ranking by SNL Financial in its May, 2002 issue of Thrift Investor.

•   Tolland Bank has an 18% share of Tolland County bank deposits, with the highest internally generated market share growth among the three market leaders over the past five years. The Town of Tolland had the leading home price appreciation among 29 capital area towns over this period, with the next 3 leading towns also being in or adjacent to the Bank’s primary market.

Alliance 2002 Income Up 16% to Record $3.5 Million
with 15% Return on Equity
January 28, 2003

President and CEO Joseph H. Rossi stated, “We are extremely pleased to have once again achieved our long term objective of returning 15% on our shareholders’ equity in 2002, despite the difficulties of the economic environment and falling interest rates. Our commitment to growth produced a 16% increase in net profit and an 11% combined increase in loans and deposits. Our loan quality remained strong; no net loan chargeoffs or foreclosed assets were recorded for the year.”

“All of our recently opened branches are contributing positively to earnings and are improving their overall contribution to profitability. We are planning to open our tenth branch in Enfield at an excellent location in this major new market; the opening is scheduled for the second half of 2003. Our consumer and commercial product lines provide attractive offerings which are competitive with larger institutions and are delivered with the personal touch of a community bank.”

“We are enjoying strong demand for our unique ‘Equity Select Advantage’ and ‘Fee Free Refinance’ home loan products. New product offerings in 2002 included a new commercial mortgage secondary market program, a new internet based commercial cash management program, expanded annuity and insurance sales, and the introduction of the popular Infinex Financial Group investment service. A revised sales incentive program and a new training program helped boost retail fee based product sales to record levels. We are always active in supporting our local communities, and one highlight of 2002 was the introduction of our Swing for Charity fundraiser for the American Cancer Society.”

Mr. Rossi concluded, “The shareholder value that we produced in 2002 was reflected both in record earnings and a record share price, which reached new highs in every quarter of the year. In addition to hitting our earnings targets and paying our regular dividend, we provided a 10% stock split effected in the form of a stock dividend. As we announced in December, Alliance has retained the investment banking services of Friedman Billings Ramsey for a comprehensive review of strategies and plans to further enhance shareholder value, and the Company also announced that the 2003 Annual Meeting will be delayed to allow the Company to focus on this important process.”

EARNINGS SUMMARY

Net interest income increased by $57 thousand (2%) for the quarter and $337 thousand (3%) for the year. Total earning assets increased by $29 million (8%) in 2002, but this increase was mostly offset by a .29% decline in the net interest margin from 3.71% in 2001 to 3.42% in 2002. The net interest margin measured 3.37% in the most recent quarter. The yield on earning assets declined by 1.15% in 2002, reflecting the impact of falling rates as well as higher levels of overnight investments in 2002. The cost of interest bearing liabilities declined by a lesser 0.98%.

Alliance 2002 Income Up 16% to Record $3.5 Million
with 15% Return on Equity
January 28, 2003

The margin was also affected by higher asset balances in bank owned life insurance and in correspondent bank accounts. At the end of the year, Alliance maintained an asset sensitive one year interest rate gap which is expected to benefit interest income based on interest rate increases widely projected for 2003.

Service charges and other income increased by $306 thousand (60%) for the quarter and by $918 thousand (54%) for the year. This income totaled a record $2.60 million in 2002, representing .65% of average assets and 17% of revenues. Sources of growth in 2002 included deposit related fees ($244 thousand); residential and commercial loan secondary market income ($170 thousand); annuity commissions ($114 thousand); and bank owned life insurance income ($171 thousand). Alliance has a strategic emphasis on fee based services, which expand the product offerings which are available to the customer base and also reduce the sensitivity of total income to changes in interest margins.

As previously noted, 2001 results included a fourth quarter charge resulting in a $476 thousand net securities loss for the year. In 2002, Alliance recorded $1.61 million in securities gains and $1.45 million in securities losses for a net gain of $158 thousand. The gains on securities resulted from sales of securities consistent with the Company’s long term strategy of reducing the portfolio of long duration corporate debt securities in favor of locally originated loans with shorter expected average lives. The losses in 2002 were related to two insurance company debt securities which were written down to a $200 thousand net fair value. Alliance also recorded net gains of $93 thousand on the sale of excess land in 2002.

The loan loss provision decreased by $69 thousand for the quarter and increased by $23 thousand for the year. As noted, there were no net loan chargeoffs in 2002, and negligible net loan chargeoffs were reported in 2001.

Non–interest expense increased by $270 thousand (11%) for the quarter and $1.22 million (14%) for the year. The 2002 increases were primarily recorded in compensation related expense ($974 thousand). Total salaries increased by $466 thousand (11%), reflecting 6% average staff growth and 4% merit increases. Year–end full–time equivalent staff of 109 were up 2% from the prior year–end. Total commissions and incentive pay increased by $238 thousand (132%). Benefits related costs increased by $277 thousand (35%) including higher pension, insurance, and payroll tax expenses. Other major expense increases included a $150 thousand increase in legal expenses for corporate and shareholder related matters and a $170 thousand increase in expenses related to loan collections and recoveries. All other total overhead was held flat, consistent with management objectives.

Alliance 2002 Income Up 16% to Record $3.5 Million
with 15% Return on Equity
January 28, 2003

BALANCE SHEET SUMMARY

Total assets increased to a year–end record total of $415 million in 2002, rising by $30 million (8%) from $385 million at the prior year–end. Asset growth was propelled by regular loans, which increased by $28 million (12%) in 2002 (regular loans exclude purchased government guaranteed loans). Loan demand benefited from lower interest rates in the second half of the year, together with the popularity of Tolland Bank’s consumer loan products and active sales development efforts in both the consumer and commercial markets. Total commercial loans, which are a strategic focus for the Bank, increased by $9 million (7%) in 2002. Residential mortgages increased by $19 million (31%) primarily due to originations of “Fee Free” mortgage refinance loans which are fixed interest rate loans in the 3 – 15 year range. Total investment securities decreased by $5 million. Securities sales totaled $34 million, consisting primarily of longer maturity corporate debt securities. Securities purchases were concentrated in 1–3 year government agencies, adjustable mortgage backed securities, and AA rated corporate debt securities. The combined result of these balance sheet strategies was to reduce the percentage of long lived assets held by the Bank. Residential mortgages held for sale increased by $9 million in 2002 due to the high originations volume in the fourth quarter.

Total deposits increased in 2002 by $27 million (9%), with increases in all major categories. Most of the growth was in savings account balances, which grew by $17 million (29%). Average transaction account balances grew by $7 million (12%); these accounts include checking and NOW accounts. Both savings and transactions accounts represent lower cost funding sources, which helped offset lower loan rates, and represent relationships with customers closely tied to Tolland Bank’s growing branch system.

The allowance for loan losses increased by $350 thousand to $4.05 million in 2002. The allowance measured 1.60% of total regular loans at year–end 2002 compared to 1.64% at the prior year–end, reflecting the higher proportion of lower risk residential mortgages in 2002. The allowance measured 166% of nonaccruing loans, which totaled $2.4 million at year–end 2002, compared to $2.1 million at the prior year–end. The ratio of nonaccruing loans/assets measured .59% of assets at year–end 2002, compared to .56% at the prior year–end. Alliance had no foreclosed assets at any time during 2002.

Shareholders’ equity totaled $25.6 million at December 31, 2002, increasing by 16% during the year, including the benefit of retained earnings and additional paid–in capital related to stock option exercises. The ratio of shareholders’ equity to total assets improved to 6.2% at year–end 2002, increasing from 5.7% at the prior year–end. This reflects the Company’s long term strategy of supporting internal growth and improving capital adequacy. The Company’s capital remained in excess of all regulatory requirements and continued to exceed the requirement for the highest regulatory capital category of Well Capitalized, which is one of the objectives of the Company’s capital policy. Total book value per share measured $9.58 at year–end 2002, which was up 12% from $8.58 at the prior year–end. The quarterly dividend payout ratio measured 22% in the most recent quarter.

BACKGROUND

All share and per share data has been retroactively adjusted in all prior periods to reflect the 10% stock split effected in the form of a stock dividend distributed on May 21, 2002.

Alliance Bancorp of New England, Inc. (AMEX:ANE) is the bank holding company for Tolland Bank, a Connecticut–chartered bank with nine offices serving central and eastern Connecticut. Alliance builds community and shareholder value relying on its fundamental strengths of convenience, superior marketing, customer service, knowledge of its communities, and competitive products. (www.alliancebancorp.com and www.tollandbank.com)

Statements in this press release regarding Alliance Bancorp of New England, Inc.’s business that are not historical facts are “forward–looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward–looking statement, see “Forward–Looking Statements” in the Company’s most recent Annual Report.

Alliance Bancorp of New England, Inc.
Consolidated Selected Financial Data (Unaudited)

	As of and for the three months ended December 31,				As of and for the year ended December 31,

	2002		2001		2002		2001

For the Period (in thousands)
Net interest income	$3,195		$3,138		$12,548		$12,211
Provision for loan losses	47		116		348		325
Service charges and other income	814		508		2,603		1,685
Net (loss) gain on securities and assets	(60)		(435)		251		(467)
Non-interest expense	2,664		2,394		10,153		8,932
Net income	$882		$507		$3,458		$2,975

Per Share (a)
Earnings – basic	$0.34		$0.20		$1.33		$1.16
Earnings – diluted	0.32		0.19		1.26		1.12
Dividends declared	0.07	5	0.06	8	0.28	6	0.27	3
Book value	9.58		8.58		9.58		8.58
Common stock price:
High	20.20		10.95		20.20		12.73
Low	14.34		9.41		10.68		7.61
Close	20.15		10.91		20.15		10.91

At Period End (in millions)
Total assets	$414.5		$384.6		$414.5		$384.6
Total loans	278.3		254.6		278.3		254.6
Other earning assets	109.6		104.0		109.6		104.0
Deposits	330.8		303.4		330.8		303.4
Borrowings	54.5		57.1		54.5		57.1
Shareholders’ equity	25.6		22.1		25.6		22.1

Operating Ratios
Return on average equity	14.34%		9.71%		14.86%		14.80%
Return on average assets	0.84		0.53		0.86		0.82
Net interest margin (fully taxable equivalent)	3.37		3.63		3.42		3.71
Equity % total assets (period end)	6.16		5.74		6.16		5.74
Dividend payout ratio	22.02		34.60		21.40		23.52

2002 Growth (b)
Net income	74%				16%
Regular loans	16				12
Deposits	(5)				9

(a) All per share data has been retroactively adjusted in all prior periods to reflect the 10% stock split effected in the form of a stock dividend distributed on May 21, 2002.

(b) Net income growth is compared to the same period in the preceding year. Loan and deposit growth is compared to the beginning of the period, annualized. Regular loans are total loans excluding government guaranteed loans. For the three months ended December 31, net income included net securities losses of $31 thousand and $435 thousand in 2002 and 2001, respectively.

Alliance Bancorp of New England, Inc.
Consolidated Income Statements (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,

(in thousands, except share data)	2002	2001	2002	2001

Interest and Dividend Income
Loans	$4,604	$4,590	$18,007	$18,931
Debt securities	1,025	1,373	4,859	5,207
Dividends on equity securities	229	214	839	957
Short-term investments	50	62	302	371

Total interest and dividend income	5,908	6,239	24,007	25,466

Interest Expense
Deposits	1,895	2,326	8,335	10,308
Borrowings	818	775	3,124	2,947

Total interest expense	2,713	3,101	11,459	13,255

Net Interest Income	3,195	3,138	12,548	12,211
Provision For Loan Losses	47	116	348	325

Net interest income after provision for loan losses	3,148	3,022	12,200	11,886
Non-Interest Income
Service charges and other income	814	508	2,603	1,685
Net (loss) gain on securities	(31)	(435)	158	(476)
Net (loss) gain on assets	(29)	–	93	9

Total non-interest income	754	73	2,854	1,218
Non-Interest Expense
Compensation and benefits	1,483	1,199	5,669	4,695
Occupancy	172	197	690	717
Data processing services and equipment	302	443	1,228	1,294
Office and insurance	123	131	567	545
Purchased services	399	255	1,233	979
Other	185	169	766	702

Total non-interest expense	2,664	2,394	10,153	8,932

Income before income taxes	1,238	701	4,901	4,172
Income tax expense	356	194	1,443	1,197

Net Income	$882	$507	$3,458	$2,975

Per Share Data (a)
Basic earnings per share	$0.34	$0.20	$1.33	$1.16

Diluted earnings per share	$0.32	$0.19	$1.26	$1.12

Average basic shares outstanding	2,616,174	2,571,917	2,600,855	2,566,886
Average additional dilutive shares	158,606	88,328	140,473	79,948

Average diluted shares	2,774,780	2,660,245	2,741,328	2,646,834

(a) All share and per share data has been retroactively adjusted in all prior periods to reflect the 10% stock split effected in the form of a stock dividend distributed on May 21, 2002.

Alliance Bancorp of New England, Inc.
Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2002	December 31, 2001

Assets
Cash and due from banks	$13,941	$12,723
Short-term investments	4,520	2,591

Total cash and cash equivalents	18,461	15,314

Securities available for sale (at fair value)	87,812	85,973
Securities held to maturity (fair value of $5,984 in 2002 and $11,987 in 2001)	5,372	12,397

Residential mortgage loans held for sale	11,942	3,057

Residential mortgage loans	78,717	59,980
Commercial mortgage loans	94,692	87,485
Other commercial loans	39,550	37,658
Consumer loans	39,547	39,849
Government guaranteed loans	25,756	29,595

Total loans	278,262	254,567
Less: Allowance for loan losses	(4,050)	(3,700)

Net loans	274,212	250,867

Premises and equipment, net	5,104	5,458
Accrued interest income receivable	2,417	2,812
Cash surrender value of life insurance	6,207	4,391
Other assets	2,987	4,296

Total assets	$414,514	$384,565

Liabilities and Shareholders’ Equity
Demand deposits	$35,600	$33,647
NOW deposits	39,091	36,400
Money market deposits	43,964	41,223
Savings deposits	77,605	60,182
Time deposits	134,572	131,906

Total deposits	330,832	303,358

Borrowings	54,510	57,069
Other liabilities	3,622	2,049

Total liabilities	388,964	362,476
Commitments and Contingencies
Preferred stock, ($0.01 par value; 100,000 shares authorized, none issued)	–	–
Common stock, ($0.01 par value; authorized 4,000,000 shares; issued 2,868,105 in 2002 and 2,774,479 in 2001; outstanding 2,667,506 in 2002 and 2,573,880 in 2001)	29	25
Additional paid-in capital	12,791	11,577
Retained earnings	19,183	16,473
Accumulated other comprehensive loss, net	(3,344)	(2,877)
Treasury stock (200,599 shares)	(3,109)	(3,109)

Total shareholders’ equity (a)	25,550	22,089

Total liabilities and shareholders’ equity	$414,514	$384,565

(a) All share data has been retroactively adjusted in all prior periods to reflect the 10% stock split effected in the form of a stock dividend distributed on May 21, 2002.